Exhibit 4.3

THIRD SUPPLEMENTAL INDENTURE

This THIRD SUPPLEMENTAL INDENTURE, dated as of November 13, 2013 (this “Third Supplemental Indenture”), between NYSE Euronext Holdings LLC, a limited liability company organized under the laws of Delaware (the “Successor Company”), and Wilmington Trust Company, a Delaware corporation, as trustee under the Indenture (as such term is defined below) (the “Trustee”), and Citibank, N.A., a national banking association organized under the laws of the United States, as authenticating agent, calculation agent, paying agent, security registrar and transfer agent, in each case under the Indenture (collectively, “Citi”).

W I T N E S S E T H:

WHEREAS, NYSE Euronext, a corporation organized under the laws of Delaware (the “Company”), has previously entered into that certain Indenture, dated as of May 29, 2008, between the Company and the Trustee (the “Base Indenture”), as supplemented by that certain First Supplemental Indenture, dated as of May 28, 2008, by and among the Company, the Trustee and Citi (the “First Supplemental Indenture”), and as further supplemented by that certain Second Supplemental Indenture, dated as of October 5, 2012, by and among the Company, the Trustee and Citi (the “Second Supplemental Indenture” and, the Base Indenture as supplemented by the First Supplemental Indenture and the Second Supplemental Indenture, the “Indenture”);

WHEREAS, the Company shall be merged with and into the Successor Company, with the Successor Company as the surviving entity (the “Merger”), pursuant to that certain Amended and Restated Agreement and Plan of Merger, dated as of March 19, 2013 (as further amended, modified or supplemented from time to time in accordance with its terms), by and among the Company, IntercontinentalExchange, Inc., IntercontinentalExchange Group, Inc., Braves Merger Sub, Inc. and the Successor Company; and

WHEREAS, pursuant to Article NINE of the Base Indenture, the Company and the Trustee are permitted to enter into this Third Supplemental Indenture without the consent of any Holders.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto mutually covenant and agree for the equal and ratable benefit of the Holders as follows:

Section 1. Definitions. Capitalized terms used in this Third Supplemental Indenture and not otherwise defined herein shall have the meanings assigned to such terms in the Indenture except as otherwise provided herein or unless the context otherwise requires.

Section 2. Assumption of Obligations. Pursuant to Article EIGHT of the Base Indenture as supplemented by Section 2.9 of the Second Supplemental Indenture, from and after the effectiveness of the Merger, the Successor Company hereby expressly assumes all of the Company’s obligation under the Indenture.

Section 3. Effectiveness of this Third Supplemental Indenture. This Third Supplemental Indenture shall become effective simultaneously with the effectiveness of the Merger.

Section 4. Execution as Supplemental Indenture. This Third Supplemental Indenture is executed and shall be construed as an indenture supplemental to the Base Indenture and, as provided in the Base Indenture, this Third Supplemental Indenture forms a part thereof.

Section 5. Conflict with Trust Indenture Act. If any provision hereof limits, qualifies or conflicts with another provision hereof, or with a provision of the Base Indenture, which is required to be included in this Third Supplemental Indenture, or in the Base Indenture, respectively, by any of the provisions of the Trust Indenture Act, such required provision shall control to the extent it is applicable.

Section 6. Effect of Headings. The Section headings herein are for convenience only and shall not affect the construction hereof.

Section 7. Successors and Assigns. All covenants and agreements by the Successor Company and the Trustee in this Third Supplemental Indenture shall bind its successors and assigns, whether so expressed or not.

Section 8. Separability Clause. In case any provision in this Third Supplemental Indenture or in the Senior Notes (as such term is defined in the Second Supplemental Indenture) shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 9. Benefit of Third Supplemental Indenture. Nothing in this Third Supplemental Indenture, express or implied, shall give to any Person, other than the parties hereto and their successors hereunder and the Holders, any benefit or any legal or equitable right, remedy or claim under this Third Supplemental Indenture.

Section 10. Execution and Counterparts. This Third Supplemental Indenture may be executed in any number of counterparts, each of which shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument.

Section 11. Governing Law. This Third Supplemental Indenture shall be governed by and construed in accordance with, the laws of the State of New York.

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IN WITNESS WHEREOF, the parties hereto have caused this Third Supplemental Indenture to be duly executed as of the date first above written.

NYSE EURONEXT HOLDINGS LLC

By:	/s/ JOHNATHAN H. SHORT
	Name:	Johnathan H. Short
	Title:	Manager

WILMINGTON TRUST COMPANY

By:	/s/ MICHAEL G. OLLER, JR.
	Name:	Michael G. Oller, Jr.
	Title:	Assistant Vice President

CITIBANK, N.A.

By:	/s/ CIRINO EMANUELE
	Name:	Cirino Emanuele
	Title:	Vice President